Exhibit 10.16
AMENDMENT NO. 4
TO THE
WITNESS SYSTEMS, INC.
AMENDED AND RESTATED STOCK INCENTIVE PLAN
THIS AMENDMENT NO. 4 TO THE WITNESS SYSTEMS, INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN (this “Amendment”) is made effective as of the 23rd day of December 2008, by Verint Systems Inc., a Delaware corporation (the “Company”).
WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company to amend the Witness Systems, Inc. Amended and Restated Stock Incentive Plan (as amended and restated, the “Plan”), to make technical changes to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”);
WHEREAS, the Board of Directors of the Company has determined that this Amendment may be made without stockholder approval;
NOW, THEREFORE, the Plan is hereby amended as follows:
1.	Section 2.10(a) of the Plan is amended by replacing the following “(or the mean of the closing bid and asked prices, if no sales were reported)” with the following words “, or if no closing sales price was reported on that date, the closing sale price on the immediately preceding trading date”.

2.	Section 2.10(b) of the Plan is replaced in its entirety with the following:

If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, or if no closing sales price was reported on that date, the closing sale price on the immediately preceding trading date.

3.	Section 7.2(a) is amended by replacing the following words in the third sentence “shall be no less than the minimum price required by applicable state law, or by the Company’s governing instrument, or $0.01, whichever price is greater” with the following words “shall not be less than the Fair Market Value of the Common Stock on the date of the grant”.

4.	Section 7.2(d) is amended by replacing the following words in the first sentence “; provided, however, that subsequent to the grant of an Option, the Board at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part.” with the following words “. The Board, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part; provided, however, if the Option is considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), such Option will be vested and delivered in accordance with prior distribution election in compliance with Section 409A.”.

5.	Section 7.3(b) of the Plan is amended by replacing the following words “; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Board, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised in whole or in part.” with the following words “. The Board, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised in whole or in part; provided, however, if the Stock Appreciation Right is considered deferred compensation under Section 409A, such Stock Appreciation Right will be vested and delivered in accordance with prior distribution election in compliance with Section 409A.”.

6.	Section 7.4 of the Plan is amended by replacing the following words in the second sentence “The Board shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the Shares awarded to a Participant” with the following words “The Board may, in its sole discretion, modify or accelerate the vesting and delivery of the Shares awarded to a Participant; provided, however, if the Restricted Stock Award is subject to prior distribution elections, such Restricted Stock Award will be vested and delivered in accordance with the applicable distribution election in compliance with Section 409A”.

7.	Section 7.5 of the Plan is amended by replacing the fourth paragraph of Section 7.5 in its entirety with the following:

Amounts equal to any dividends declared with respect to the number of shares of Common Stock covered by a Restricted Stock Unit Award will be paid at the same time as the underlying Restricted Stock Unit Award.

8.	Section 7.5 of the Plan is amended by replacing the following words in the sixth paragraph “The Board shall have the power to permit, in its discretion, an acceleration of the vesting period with respect to any part or all of the Restricted Stock Unit Award” with the following words “The Board shall have the power to permit, in its discretion, an acceleration of the vesting period with respect to any part or all of the Restricted Stock Unit Award; provided, however, if the Restricted Stock Unit Award is subject to prior distribution elections, such Restricted Stock Unit Award will be paid in accordance with the applicable distribution election in compliance with Section 409A”.

9.	The following is added at the end of Section 12:

Notwithstanding any provision of this Plan to the contrary, to the extent an award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a one of the above mentioned events and such above mentioned events are not described by Section 409A(a)(2)(A)(v) of the Code, then any resulting payment permitted by this Section that would be considered deferred compensation under Section 409A will instead be made to the Participant on the 30th day following the earliest of (A) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A), (B) the date payment would have otherwise been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A), or (C) the Participant’s death.

10.	A new Section 14.6 is added to the Plan as follows:
14.6	Compliance with Section 409A.
A. It is the intention that any amounts payable under this Plan comply with the provisions of Section 409A so as not to subject any Participant to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A. In furtherance thereof, to the extent that any provision hereof would result in any Participant being subject to payment of the additional tax, interest and tax penalty under Section 409A, the Company and the Participant agree to amend this Plan in order to bring this Plan into compliance with Section 409A; without materially changing the economic value of the arrangements under this Plan to the Company or any Participant; and thereafter the Company and any Participant interpret its provisions in a manner that complies with Section 409A. Notwithstanding the foregoing, no particular tax result for any Participant with respect to any income recognized by the Participant in connection with this Plan is guaranteed.

B. Notwithstanding any provisions of this Plan to the contrary, if the Participant is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) at the time of his or her separation from service and if any portion of the payments or benefits to be received by the Participant upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s separation from service and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Participant’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Participant’s “separation from service” (within the meaning of Section 409A) and (ii) the Participant’s death.
Except as specifically amended by this Amendment, the Plan shall remain in full force and effect in accordance with its terms.